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                                                                    EXHIBIT 11.1

                                 INTEVAC, INC.

                      COMPUTATION OF NET INCOME PER SHARE
                                  (UNAUDITED)

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
                                                                          THREE MONTHS ENDED
                                                                       -------------------------
                                                                       MARCH 29,       MARCH 30,
                                                                         1997            1996
                                                                       ---------       ---------
                                                                       (IN THOUSANDS, EXCEPT PER
                                                                              SHARE DATA)
PRIMARY EARNINGS PER SHARE:
Shares used in Calculation of Net Income Per Share:
  Average common shares outstanding..................................    12,505          12,249
  Net effect of dilutive stock options...............................       609             382
                                                                        -------         -------
  Total equivalent common shares.....................................    13,114          12,631
                                                                        =======         =======
Net income...........................................................   $ 3,416         $ 1,897
                                                                        =======         =======
Net income per share.................................................   $  0.26         $  0.15
                                                                        =======         =======

FULLY DILUTED EARNINGS PER SHARE(1):
Shares used in Calculation of Net Income Per Share:
  Average common shares outstanding..................................    12,505          12,249
  Net effect of dilutive stock options...............................       609             382
  Conversion of convertible debt.....................................     1,014              --
                                                                        -------         -------
  Total equivalent common shares.....................................    14,128          12,631
                                                                        =======         =======
Net income...........................................................   $ 3,416         $ 1,897
Add interest expense, net of tax effect on convertible debt..........       198              --
                                                                        -------         -------
Adjusted net income..................................................   $ 3,614         $ 1,897
                                                                        =======         =======
Net income per share.................................................   $  0.26         $  0.15
                                                                        =======         =======
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(1) Fully diluted earnings per share are not presented on the face of the
    Condensed Consolidated Statements of Income since they are not materially different from primary earnings per share.